Exhibit 99

MEDIA CONTACT Peggy A. Palter

(847) 286-8361

FOR IMMEDIATE RELEASE

August 9, 2000

SEARS ANNOUNCES $ 1.0 BILLION SHARE REPURCHASE

HOFFMAN ESTATES, Ill. -- The board of directors of Sears, Roebuck and Co. (NYSE: S) today approved a common share repurchase program to acquire up to $1.0 billion of the company's common shares.

"We are pleased with the health of the company and its strong cash flow capabilities," said Chairman and Chief Executive Officer Arthur C. Martinez. "Our stock repurchase program will help us return additional value to our shareholders." Martinez added that the company has nearly completed the $1.5 billion repurchase authorized in March of 1999. As of July 1, 2000, approximately 41.5 million common shares had been acquired under the program authorized in March of 1999.

Sears had 343.0 million shares outstanding on July 1, 2000.

The shares will be purchased in the open market or privately negotiated transactions. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors. The authorization expires in December 2002.

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of nearly $40 billion. The company serves families throughout the country through approximately 860 department stores, more than 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, www.sears.com.

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SEARS/ADD ONE

This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially, such as prevailing market conditions, alternative uses of capital, operating and cash flow results and other factors. The company intends its forward looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available.

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